SCHEDULE 14A

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

REAL ESTATE INCOME FUND

 (Name of Registrant as Specified in Its Charter)

Karpus Management Inc. d/b/a/ Karpus Investment Management

  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Karpus Management Inc. d/b/a/ Karpus Investment Management
183 Sully’s Trail
Pittsford, New York 14534

2005 SPECIAL MEETING OF THE STOCKHOLDERS OF
REAL ESTATE INCOME FUND

This Proxy Statement and the enclosed GREEN proxy card are being furnished to you, the stockholders of the Real Estate Income Fund, a Maryland corporation, in connection with the solicitation of proxies by Karpus Management Inc. d/b/a Karpus Investment Management (KIM) for use at the 2005 special meeting of stockholders of the Funds, including any adjournments or postponements thereof and any consequent special meeting that may be called.

KIM is soliciting proxies to take the following actions at the Meeting:

(1)	To vote FOR the termination of the Management Agreement between the Fund(s) and Citigroup Inc., the parent company of Salomon Brothers Asset Management Inc.
(2)	To vote AGAINST approving a new Management Agreement with Legg Mason Inc.

Copies of the Fund’s most recent annual report and semi-annual report succeeding such annual report, if any, are available without charge to the stockholders upon request to the Fund at 125 Broad Street, New York, New York 10004, or by calling toll free at 1-800-451-2010.

The Fund has announced that a special meeting of the stockholders of the Real Estate Income Fund Inc. will be held at Citigroup Center, 153 East 53rd Street, 14th Floor, New York, New York 10022 at _________a.m. (New York time) on Tuesday October 11, 2005. The Fund has announced that the record date (the “Record Date”) for determining stockholders entitled to notice of and to vote at the Meeting is August 22, 2005.

The date of this Proxy Statement is August 23, 2005. This Proxy Statement is first being furnished to Fund stockholders on or about September ____ 2005.

As of August 16, 2005, KIM is the beneficial owner of 103,894 shares of the common stock of the Real Estate Income Fund Inc, (RIT) which represents .94% of the issued and outstanding common stock.

Additional information concerning KIM, who is soliciting your proxy, is set forth under the heading “Information Concerning the Participant in the Solicitation”.

The enclosed GREEN proxy card may be executed by holders of record as of the Record Date. You are urged to sign and date the enclosed GREEN proxy card and return it in the enclosed envelope whether or not you plan to attend the Meeting. Your last dated proxy is the only one that counts, so return the GREEN proxy card even if you have already delivered a prior proxy. We urge you not to return any proxy card sent to you by the Fund.

THIS SOLICITATION IS BEING MADE BY KARPUS MANAGEMENT INC. d/b/a
KARPUS INVESTMENT MANGEMENT AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF THE FUND.

If you have any questions concerning this Proxy Statement or need help in voting your shares, please contact either:

Karpus Investment Management Inc.
Cody B. Bartlett Jr., CFA, Investment Strategist
(585) 586-4680 (ext. 235)

or

INTRODUCTION

This proxy solicitation comes to you for one very important reason. Your fund, (RIT) the Real Estate Income Fund Inc. is asking you to approve a new Management Agreement with a new manager for the Fund. You as stockholders of the Fund have the opportunity NOW to make Fund Management sit-up and pay attention!

1.	Termination of the Management Agreement with Citigroup Inc. the parent company of the Fund’s investment adviser, Salomon Brothers Asset Management.

The Fund is seeking your permission to approve a new management agreement for the Fund. It is the belief of Karpus Investment Management (KIM) that the stockholders of the Fund are entitled to receive an economic benefit at this time, before the transaction would occur.

Karpus Investment Management believes that the shareholders of the Fund are not receiving the economic benefits that they are entitled to receive. Although not specified in the original Fund’s prospectus, KIM believes that current management has a fiduciary duty to address the wide discount to net asset value currently being experienced by the Fund. The Board should address this loss of economic value prior to the approval of a new investment management contract. Shareholders that purchased these shares at the initial price offering will suffer considerable damages should they have to sell shares because they do not wish to change investment managers. The current portfolio management team has performed well; what consideration are Shareholders being offered to compensate for the risk a change in investment management?

KIM believes the current Fund Management and the Board of Directors of the Fund have not taken adequate measures to close the discount to net asset value that the Fund has historically maintained. KIM further believes that the Fund Management and Board of Directors have been negligent in their duties to shareholders by not vigilantly taking steps to mitigate or eradicate the discount and improve the economic well being of the shareholders.

The following table illustrates the historic discount of the Fund from its inception. Source of Data Bloomberg Inc.

Discount History	RIT
IPO	+6.00%
6 Months After	+1.81%
1 Year After	-5.22%
Current (07/31/05)	-13.93%

Large shareholders who do not agree with the approval of the new management contract could be forced to sell shares in the market and could potentially depress the market price causing the discount to widen further. As can be deduced from the table above, the investors that participated in the IPO of this fund have experienced a tremendous loss of value due to the erosion of the Fund’s premium and widening of the discount. This fund was incepted in 2002 and now a little more than three years later they are being asked to change investment managers. These Shareholders should be allowed the opportunity to at least receive net asset value for their shares.

It is also the belief of KIM that any shareholder that has sold shares in the market place since the initial price offering has been economically harmed because of selling the shares at a severe discount to net asset value. KIM believes that the Board or Directors has not fulfilled their fiduciary duty to the shareholders.

II. To vote against approving a new Investment Management contract with Legg Mason, Inc.

We, as stockholders of the Fund, have no confidence that a new investment management contract will address the severe discount to net asset value at which the Fund has historically traded. We are not being asked to elect a new Board of Directors at this time. The present Board has failed to manage the discount of the Fund and will remain in the Fund at this point.

KIM believes, as shareholders of the Fund, that adequate time has expired for the Board to take action. We have no reason to believe that a change in investment managers will result in action to address the trading discount.

The Fund presently has provisions in its articles of incorporation and bylaws which limit the ability of other entities or persons to acquire control of the portfolio or to modify its structure. They include the following:

Tiered Board Structure. The Board of Directors is classified into three classes, with terms of one, two, and three years initially and three years thereafter with only one class of Directors standing for election in any year. This prevents replacement of a majority of Directors for up to a two year period. In effect this means that if KIM wanted to propose new “Independent” Directors to the Fund, it would take at least 2 years to install a majority of the Board.

Super-Majority Voting Requirements to Remove Directors. Directors can be removed only for cause and by a vote of 75% of the outstanding shares entitled to vote on the matter.

Super-Majority Voting Requirements to Take Certain Action. The Fund cannot be converted from a closed-end to an open-end investment company without the approval of 75% of the Fund’s Directors. In addition, unless two-thirds of the Fund’s non-interested Directors approve the transaction, the affirmative vote of the holders of at least two-thirds of the shares will be required to authorize the portfolio’s conversion from a closed-end to an open-end investment company or generally to authorize any of the following transaction: (i) merger, consolidation or share exchange of the portfolio with or into ay other corporation; (ii) dissolution or liquidation of the portfolio, (iii) sale, lease, exchange or other disposition of all or substantially all of the assets of the portfolios; (iv) change in the nature of the business of the portfolio so that it would cease to be an investment company registered under the 1940 Act; or (v) sale, lease or exchange of the portfolio, in exchange for securities of the portfolio, of any assets of any entity or person (except assets having an aggregate fair market value of less than $1,000,000). The affirmative vote of at least two-thirds of the shares will be required to amend the articles of incorporation or bylaws to change any of the foregoing provisions.

Due to the control provisions outlined in the original prospectuses, it would be very hard for Shareholders to impose their will upon Fund Management. This is a unique opportunity for disgruntled Shareholders to express their dissatisfaction with Fund Management.

KIM BELIEVES THAT BY NOT APPROVING THE NEW MANAGEMENT CONTRACT WITH LEGG MASON, INC, STOCKHOLDERS OF THE FUND HAVE THE ABILITY TO FORCE THE PRESENT BOARD OF DIRECTORS TO MEET STOCKHOLDER EXPECTATIONS.

It is the opinion of KIM that this may be the only chance for stockholders to receive the economic benefit that they are entitled to, NET ASSET VALUE!

Required vote.

When you return the GREEN proxy card you will be voting FOR the proposal to (i) terminate the Management Agreement between the Fund(s) and Citigroup Inc., the parent company of Salomon Brothers Asset Management Inc. (ii) to vote against approving a new Management Agreement with Legg Mason Inc.

Other Matters

Other than the proposals described above, we are not aware of any other matters to be brought before the Meeting. Should other matters be brought before the Meeting, the persons named as proxies in the enclosed GREEN proxy card will vote on such matters in their discretion.

VOTING PROCEDURES

Voting and Revocation of Proxies

For the proxy solicited hereby to be voted, the enclosed GREEN proxy card must be signed, dated and returned to Karpus Investment Management c/o ______________________ at the address set forth on the last page of this Proxy Statement, in the enclosed envelope, in time to be voted at the Meeting. If you wish to vote in accordance with our recommendations, you must submit the enclosed GREEN proxy card and must NOT subsequently submit the Fund’s proxy card. If you have already returned the Fund’s proxy card, you have the right to revoke it as all matters covered thereby and may do so by subsequently signing, dating and mailing the enclosed GREEN proxy card. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE MEETING. Execution of a GREEN proxy card will not affect your right to attend the Meeting and to vote in person.

Any proxy may be revoked as to all matters covered thereby at any time prior to the time a vote is taken by (i) submitting to the Fund or to us a later dated written revocation or duly executed proxy’ or (ii) attending and voting at the Meeting in person (attendance at the Meeting will not in and of itself constitute a revocation).

Although a revocation of a proxy solicited by the Fund will be effective only if delivered to the Fund, we request that either the original or a copy of all revocations be mailed to Karpus Investment Management c/o ________________________ at the address set forth on the back page of this Proxy Statement, so that we will be aware of all revocations and can more accurately determine if and when the requisite proxies have been received.

Shares of Common Stock represented by a valid unrevoked GREEN proxy card will be voted as specified. Shares represented by a GREEN proxy card where no specification has been made will be voted:

*	FOR the termination of the Management Agreement between the Fund(s) and Citigroup Inc., the parent company of Salomon Brothers Asset Management Inc.

*	AGAINST approving a new Management Agreement with Legg Mason Inc.

If any of your shares were held in the name of the brokerage firm, bank nominee, or other institution on the Record Date, only that institution can vote your shares and only upon specific receipt of your specific instructions. Accordingly, please promptly contact the person responsible for your account at such institution and instruct that person to execute and return the GREEN proxy card on your behalf. You should also promptly sign, date, and mail the voting instructions form (or GREEN proxy card) that your broker or bankers sends you. Please do this for each account you maintain to ensure that all of your shares are voted. If any of your shares were held in the name of a brokerage firm, bank, bank nominee, or other institution on the Record Date, to revoke your proxy you will need to give appropriate instructions to such institution. IF YOU DO NOT GIVE INSTRUCTIONS TO YOUR BROKER OR OTHER NOMINEE, YOUR SHARES WILL NOT BE VOTED.

Only holders of record as of the close of business on the Record Date will be entitled to vote at the meeting. If you were a stockholder of record on the Record Date, you will retain your voting rights for the Meeting even if you sell shares after the Record Date. Accordingly, it is important that you vote the shares you owned on the Record Date or grant a proxy to vote such shares, even if you sell some or all of your shares after the Record Date.

Based on publicly available information, the shares of Common and Preferred Stock are the only shares of capital stock of the Fund entitled to notice of, and to vote at, the Meeting. According to the Fund’s Annual Report for the period ending December 31, 2004 for RIT there were 11,069,242 Common and 2600 Preferred Stock issued and outstanding. Every holder of shares of Common Stock is entitled to one (1) vote for each share of Common or Preferred Stock held.

Shareholder Approval

In accordance with the Fund’s Amended and Restated Bylaws, at the Meeting, the presence in person or by proxy of stockholders entitled to cast (without regard to class) a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum. Shares represented by proxies that reflect abstentions and broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. “Broker non-votes” occur when a broker has not received voting instructions from the beneficial owner of the shares and either declines to exercise its discretionary voting authority or is barred from doing so because the proposal is contested.

SOLICITATION OF PROXIES

In connection with our solicitation of proxies for use at the Meeting, proxies may be solicited by mail, courier service, advertisement, telephone, telecopier, or other electronic means, and in person. Solicitations may be made in the manner set forth in the Proxy Statement, by certain of the officers or employees of Karpus Investment Management, none of whom will receive additional compensation for such solicitations. We may request banks, brokerage firms, and other custodians, nominees, and fiduciaries to forward all of the solicitation material to the beneficial owners of the shares of the Common and Preferred Stock they hold of record.

We have retained _____________ for solicitation and advisory services in connection with the solicitation of proxies. Karpus will pay a fee to be mutually agreed upon between Karpus and ________ based on the services provided.

All expenses associated with any solicitation of proxies by Karpus in connection with the Meeting will be borne directly by Karpus and clients of Karpus Investment Management. Karpus intends to seek reimbursement from Citigroup and Salmon Brothers Asset Management and the Board of Directors should the proposals be approved. We estimate that the costs incidental to our solicitation of proxies, including expenditures for advertising, printing, postage, legal and related expenses, will be approximately $______. Karpus has no estimate of costs incurred to date. Karpus intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Fund’s voting shares required under applicable law to carry Proposal (i) and Proposal (ii).

INFORMATION CONCERNING THE PARTICIPANT IN THE SOLICITATION

Karpus Investment Management was founded in 1986 by George Karpus and Jo Ann Van Degriff. Karpus is an independent registered Investment Adviser with slightly over 1 billion dollars under management. KIM is employee owned.

KIM’s founding goal is to achieve investment results in the top quartile of professionally managed monies over a three-to-five year period based on each client’s risk/return objective. KIM provides customized, conservative investment management for high net worth individuals, pension plans, foundations, endowments, trusts, estates, and Taft Hartley accounts. KIM is located in Pittsford, NY (a suburb of Rochester, NY).

KIM prides itself in independent research. One of the fundamental beliefs of KIM is that “street research” is tainted with conflicting motives. KIM is not affiliated with any brokerage firm.

KIM has gained national recognition through rankings in as a “Worlds Best Money Manager” according to Nelson Information.

Officers and Key Employees of Karpus Management Inc d/a/a Karpus Investment Management Inc.

SUMMARY BIOGRAPHIES - KARPUS INVESTMENT MANAGEMENT

Karpus Professional	Overall/Firm		Higher Education	Other Experience

George W. Karpus * CEO & Chief Investment Officer	36/19	MS BS	Rensselaer Polytechnic Institute St. Lawrence University - Physics	Qualified Consulting, Inc., Bache & Co., Marine Midland, Shearson Hayden-Stone

Jo Ann Van Degriff * Executive Vice President	36/19	BS	Elmira College - Economics	Marine Midland Bank - Trust Dept. Investment Services

Dana R. Consler * Senior Vice President	29/11	MBA BS	Boston University Rollins College - Economics	Marine Midland Bank - Trust Dept. Investment Services

Kathleen F. Crane * Chief Financial Officer	19/19	BS	St. Bonaventure University - Management Science

Sharon L. Thornton * Senior Fixed Income Analyst/Portfolio Mgr.	31/15	BS	University of Rochester - Economics	Marine Midland, Cowen & Co., Sage Rutty

Thomas M. Duffy, Client Support/ Office Support Manager *	14/13	BA	SUNY Geneseo - Communications	Fleet Bank -Client Services - Mutual Fund Areas

Cody B. Bartlett, Jr., CFA Investment Strategist & Senior Fixed Income Analyst	7/7	CFA MS BA	Chartered Financial Analyst Rochester Inst. of Technology - Finance SUNY Fredonia - Psychology

Shares of the Real Estate Income Fund Inc. beneficially owned by Officers/ Employees/ and Directly Related Accounts of Such.

Karpus Share Ownership
RIT
GEORGE W. KARPUS	4900
KATHLEEN KARPUS	100
DANA CONSLER	160
*APOGEE PARTNERS, L.P.	31,200
**GARNSEY PARTNERS, L.P.	31,145
*George Karpus Owns 1.30%
**George Karpus Owns 5.51%

In addition, other than as set forth in this Proxy Statement, there are no contracts, arrangement, or understandings entered into by any of the participants in the solicitation or, to the participants’ knowledge, any of their respective associates within the past year with any person with respect to any of the Fund’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division or losses or profits, of the giving or withholding of proxies.

Except as set forth in the Proxy Statement, none of the participants in the solicitation or, to the participants’ knowledge, any of their respective associates has entered into any agreement or understanding with any person with respect to (i) any future employment by the Fund or its affiliates or (ii) any future transactions to which the Fund or any of its affiliates will or may be a party.

CERTAIN INFORMATION ABOUT THE FUND

The Fund is a Maryland Corporation with its principal executive office located at 125 Broad Street 10th Floor, New York, New York 10004.

The Fund is subject to the informational requirements of the Exchange Act and the Investment Company Act of 1940, as amended, and in accordance therewith files reports, proxy statements, and other information with the SEC. Reports, registration statements, proxy statements, and other information filed by the Fund with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at the Public Reference Room, 450 Fifth Street, N.W. Room 1024, Washington D.C. 20549. Documents filed electronically by the Fund are also available at the SEC’s Web site: http://www.sec.gov.

OTHER MATTERS TO BE CONSIDERED AT THE MEETING.

Except as set forth in the Proxy Statement, we are not aware of any matters to be brought before the Meeting. Should other matters properly be brought before the Meeting, that attached GREEN proxy card, when duly executed, will give the proxies named therein discretionary authority to vote on all such matters and on all matters incident to the conduct of the Meeting. Such discretionary authority will include the ability to vote shares on any proposal to adjourn the Meeting. Execution and delivery of a proxy by a record holder of shares of Common Stock or Preferred Stock will be presumed to be a proxy with respect to all shares held by such record holder unless the proxy specifies otherwise.

STOCKHOLDER PROPOSALS FOR THE FUND’(S) ANNUAL MEETINGS

A shareholder proposal intended to be presented at the Fund(s) next annual meeting of shareholders must be (or must have been) received at the offices of that Fund, 125 Broad Street, 10th Floor, New York New York 10004, not later than November 28, 2005, in the case of RIT, to be included in the proxy statement and the form of proxy relating to the meeting. The submission by a shareholder of a proposal for inclusion in the proxy statement does not guarantee that it will be included in a proxy statement. Shareholder proposals are subject to certain regulations under the federal securities laws.

The persons named as proxies for a Fund’s next annual meeting of the shareholders will have discretionary authority to vote on any matter presented by a shareholder for action at that meeting unless that Fund receives (or received) notice of the matter between January 26, 2006 and February 25, 2006, in the case of RIT, in which case these persons will not have discretionary voting authority except as provided in the SEC’s rules governing shareholders proposals.

ADDITIONAL INFORMATION

The information concerning the Fund contained in this Proxy Statement has been taken from, or is based upon, publicly available information. Although we do not have any information that would indicate that any information contained in this Proxy Statement concerning the Fund is inaccurate or incomplete, we do not take any responsibility for the accuracy or completeness of such information

The address of Salomon Brothers Asset Management is 125 Broad Street, 10th Floor, New York, New York 10004.

Questions, or requests for additional copies of the Proxy Statement, should be directed to:

Karpus Investment Management
183 Sully’s Trail
Pittsford, New York 14534
Cody B. Bartlett Jr., CFA, Investment Strategist
585-586-4680 (ext. 235)
e-mail: cody@karpus.com

(Name of Fund)

PROXY FOR A SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD OCTOBER 11, 2005

The undersigned, revoking prior proxies, hereby appoints _________, and each of them, Proxies with several powers of substitution, to vote all of the shares of stock of _______________owned by the undersigned and entitled to vote at the Special Meeting of Shareholders of ______________ to be held at Citigroup Center, 153 East 53rd Street, 14th Floor, New York, New York, at ________a.m. (New York time) on Tuesday, October 11, 2005, or at any postponement or adjournment thereof, upon the following matters as described in the Notice of Meeting and accompanying Joint Proxy Statement, which have been received by the undersigned.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder. If no direction is given on these proposals, this proxy card will be voted “FOR” Item 1, and “AGAINST” Item 2, and will be voted in accordance with the proxy’s best judgment as to any other matters.

CONTROL NUMBER: [ insert control #]

Please sign this proxy exactly as your name or names
appears hereon. Joint owners should each sign personally.
Trustees and other fiduciaries should indicate the capacity
In which they sign, and where more than one name appears,
a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

________________________________________________
Signature

________________________________________________
Signature of joint owner, if any

Date ___________________________________________

PLEASE VOTE, SIGN AND DATE THIS GREEN PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. THIS MAY BE YOUR LAST CHANCE TO STOP THE BOARD OF DIRECTORS AND MANGEMENT OF THE FUND FROM APPROVING A NEW MANAGEMENT CONTRACT. SHAREHOLDERS MUST MAKE THE BOARD OF DIRECTORS REALIZE THAT THEY MAY NOT HAVE FULLFILLED THEIR FIDUCIARY DUTY TO THE SHARHOLDERS BY NOT CLOSING THE PERSISTANT SEVERE DISCOUNT OF THE MARKET PRICE VERSES THE NET ASSET VALUE. AS A SHAREHOLDER KARPUS INVESTMENT MANGEMENT WANTS THE ECONOMIC BENEFIT THAT THE SHAREHOLDERS ARE ENTITLED TO.

THE BOARD OF DIRECTORS MUST RELIZE THAT THEY DID NOTHING ABOUT THE DISCOUNT OF THE FUND.

Item #1:
KARPUS INVESTMENT MANGEMENT RECOMMENDS THAT YOU VOTE “FOR” TERMINATING THE MANGEMENT AGREEMENT BETWEEN THE FUND(S) AND CITIGROUP INC. THE PARENT COMPANY OF SALOMON BROTHERS ASSET MANAGEMENT.

Item #2:
KARPUS INVESTMENT MANAGEMENT RECOMMENDS THAT YOU VOTE “AGAINST”APPROVING A NEW MANAGEMENT AGREEMENT WITH LEGG MASON

PLEASE VOTE, SIGN AND DATE THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK. Example ☒

ITEM 1	TERMINATE THE MANGEMENT AGREEMENT BETWEEEN THE FUND(S) AND CITIGROUP INC. THE PARENT COMPANY OF S SALOMON BORTHERS ASSET MANAGEMENT

☐	☐	☐
FOR	AGAINST	ABSTAIN

ITEM 2	APPROVE THE NEW MANAGEMENT AGREEMENT WITH LEGG MASON

☐	☐	☐
FOR	AGAINST	ABSTAIN

Signed proxies that are not checked will be voted by Karpus Investment Management “FOR” Item #1 and “AGAINST” Item #2.